EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT


The Board of Directors
Nymox Pharmaceutical Corporation

We consent to the incorporation in the registration statement #333-31310 on Form F-1 (Amendment no. 5) of Nymox Pharmaceutical Corporation of our report, dated February 22, 2002 (except as to note 13, which is of March 18, 2002), relating to the consolidated balance sheets of Nymox Pharmaceutical Corporation as at December 31, 2001 and 2000, and related consolidated statements of earnings, deficit and cash flows for the years ended December 31, 2001, 2000 and 1999.

We also consent to the reference to our Firm under the heading "Experts" in the registration statement.


/s/ KPMG LLP

Chartered Accountants


Montreal, Canada
July 29, 2002